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                CERTIFICATE OF INCORPORATION
                             OF
                    FULTON VENTURES, Inc.

      The undersigned, being a person of full age, do hereby makes and acknowledge this Certificate of Incorporation for the purpose of forming a corporation under the General
Corporation Law of the State of Nevada.

                          ARTICLE I

      The name of the corporation shall be Fulton Ventures, Inc.

                         ARTICLE II

     The purpose for which the corporation is organized are:

      (a) to engage in acquisitions or the acquisitions or the acquisitions of suitable enterprises; and

      (b) to engage in any other lawful enterprise, service or activity for which corporations may be organized under the General Corporation Law of the State of Nevada, in addition to or in lieu of the purposes hereinabove set forth in paragraph (a) of this article.

                         ARTICLE III

     Duration of the corporation shall be perpetual.

                         ARTICLE IV

      The corporation shall have authority to issue 25, 000,000 shares of capital stock at a par value of $0.001 per share.

                          ARTICLE V

      The minimum amount of consideration to be received by the corporation for its shares before it shall commence business is $1000.00 in cash or property of equivalent value.

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                         ARTICLE VI

      The address of the initial registered office of the corporation is :

          Laughlin Associates
          Capital Plaza, Suite 100
          1000 E. William Street
          Carson City, Nevada 89701

      The name of the initial registered agent of the corporation at such addr4ess is Laughlin Associates, Inc.

                         ARTICLE VII

      The number of directors constituting the initial board of directors shall be one (1) and the name and address of the person who is to serve as director until the first
meeting  of  the  shareholders, or until her  successor   is
elected and qualified is:

          Deborah A. Salerno
          200 E. 90th Street, Suite 26-H
          New York, New York  10128

                        ARTICLE VIII

     The name and address of the incorporator is:

          Charles W. Barkley
          914 Cameron Brown Building
           Charlotte,  Mecklenburg  County,  North  Carolina
28204

                         ARTICLE IX

      The Shareholders shall not have pre-emptive rights in any issues of capital stock and shall not have cumulative voting rights.

      IN WITNESS WHEREOF, the undersigned, being all of the incorporators hereinabove named, does hereby make this Certificate for the purpose of forming a corporation pursuant tot he General Corporation Laws of the State of Nevada and does hereby certify that the facts hereinabove set forth are true ad correct and have accordingly set hereunto my hand and seal this 1st day of September, 1989.



____________________________________
                              Incorporator

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

STATE OF NORTH CAROLINA

COUNTY OF MECKLENBURG

      I,    _______________________________, a Notary Public
in and for Mecklenburg County and State aforesaid, do hereby certify that Charles W. Barkley personally appeared before me this day and acknowledged the due execution of the foregoing Articles of Incorporation.

      WITNESS my hand and notarial seal, this 15th day of September, 1989.


_________________________________
                              Notary Public

My Commission Expires:


     [NOTARIAL SEAL]



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